PROMISSORY NOTE

$712,500.00

June 29, 2010

2675 S. Horseshoe Drive, Suite 401
Naples, Florida 34105

FOR VALUE RECEIVED, Infrax Systems, Inc. ("Maker") promises to pay to Trimax Wireless, Inc. ("Holder"), or order, the principal sum of SEVEN HUNDRED TWELVE THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($712,500.00) with interest from the date of this Note on unpaid principal owing from time to time at the rate of 6% per annum until fully paid with a start period of 90 days for the first payment. Maker shall make interest-only payments on the first day of each month from the date of this Note until the earlier of (a) receipt of Investment Funding as that term is defined in Section 1.3(a)(1) of that certain Definitive Purchase Agreement of Assets of Trimax Wireless, Inc by Infrax Systems, Inc. dated June 29, 2010; or (b) 180 days from the date hereof ("Maturity Date"). Principal plus all accrued and unpaid interest on such principal shall be due and payable on the Maturity Date.

Maker shall make all payments in lawful money of the United States of America and in immediately available funds. Computations of interest shall be based on a year of 360 days but shall be calculated for the actual number of days in the period for which interest is charged.

This Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder. All payments shall be applied first to accrued and unpaid interest and then to the principal balance outstanding. All payments under this Note shall be paid to Holder at 2675 S. Horseshoe Drive, Suite 401, Naples, Florida 34105, or at such other address as Holder shall direct Maker in writing.

Should Maker default in the payment of interest when due, the whole sum of principal and interest due under this Note shall, at the option of Holder, be immediately due and payable without further demand or notice.

This Note shall be governed by the laws of the State of Florida excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be Collier County, Florida.

Maker waives presentment, protest and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment of this Note. Maker expressly agrees that this Note or any payment under this Note may be extended by Holder from time to time without in any way affecting the liability of Maker.

Maker shall pay all costs and expenses, including attorney fees, incurred (a) in collecting payment on this Note, (b) in connection with any dispute that arises as to its enforcement,

validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (c) in enforcing any judgment obtained in any related legal proceeding.

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

Any of the terms and conditions of this Note may be waived by Holder, but no such waiver shall affect or impair the rights of Holder to require observance, performance, or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

MAKER:

Infrax Systems, Inc.

By: ______________________________
Paul Aiello, Chief Executive Officer

STATE OF FLORIDA)

COUNTY OF PINELLAS)

This instrument was acknowledged before me on this 29th day of June, 2010, by Paul Aiello, Chief Executive Officer of Infrax Systems, Inc..

____
Notary Public

KARIN ROHRET
NOTARY PUBLIC
STATE OF FLORIDA
Comm# DD960613
Expires 2/28/2014

My Commission Expires: 2/28/14